Exhibit 99.2

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Summary

We are a global design, marketing and distribution company that specializes in consumer fashion accessories. Our principal offerings include an extensive line of men’s and women’s fashion watches and jewelry, handbags, small leather goods, belts, sunglasses, soft accessories and select apparel. In the watch and jewelry product categories, we have a diverse portfolio of globally recognized owned and licensed brand names under which our products are marketed. Our products are distributed globally through various distribution channels including wholesale in countries where we have a physical presence, direct to the consumer through our retail stores and commercial websites and through third-party distributors in countries where we do not maintain a physical presence. Our products are offered at varying price points to meet the needs of our customers, whether they are value-conscious or luxury oriented. Based on our extensive range of accessory products, brands, distribution channels and price points, we are able to target style-conscious consumers across a wide age spectrum on a global basis.

Domestically, we sell our products through a diversified distribution network that includes department stores, specialty retail locations, specialty watch and jewelry stores, Company-owned retail and outlet stores, mass market stores and through our FOSSIL website. Our wholesale customer base includes, among others, Dillard’s, JCPenney, Kohl’s, Macy’s, Neiman Marcus, Nordstrom, Saks Fifth Avenue, Target and Wal-Mart. In the United States, our network of Company-owned stores included 153 retail stores located in premier retail sites and 143 outlet stores located in major outlet malls as of January 3, 2015. In addition, we offer an extensive collection of our FOSSIL brand products on our website, www.fossil.com, as well as proprietary and licensed watch and jewelry brands through other managed and affiliated websites.

Internationally, our products are sold to department stores, specialty retail stores and specialty watch and jewelry stores in approximately 150 countries worldwide through 25 Company-owned foreign sales subsidiaries and through a network of over 60 independent distributors. Internationally, our network of Company-owned stores included 197 retail stores and 100 outlet stores as of January 3, 2015. Our products are also sold through licensed and franchised FOSSIL retail stores, retail concessions operated by us and kiosks in certain international markets. In addition, we offer an extensive collection of our FOSSIL brand products on our websites in certain countries.

Our consolidated gross profit margin is impacted by our diversified business model that includes but is not limited to: (i) a significant number of product categories we distribute, (ii) the multiple brands we offer within several product categories, (iii) the geographical presence of our businesses and (iv) the different distribution channels we sell to or through. The components of this diversified business model produce varying ranges of gross profit margin. Generally, on a historical basis, our fashion branded watch and jewelry offerings produce higher gross profit margins than our leather goods offerings. In addition, in most product categories that we offer, brands with higher retail price points generally produce higher gross profit margins compared to those of lower retail priced brands. Gross profit margins related to sales in our Europe and Asia businesses are historically higher than our Americas business primarily due to the following factors: (i) premiums charged in comparison to retail prices on products sold in the U.S.; (ii) the product sales mix in our international businesses, in comparison to our Americas business, is comprised more predominantly of watches and jewelry that generally produce higher gross profit margins than leather goods; and (iii) the watch sales mix in our Europe and Asia businesses, in comparison to our Americas business, are comprised more predominantly of higher priced licensed brands.

Our business is subject to the risks inherent in global sourcing supply. Certain key components in our products come from limited sources of supply, which exposes us to potential supply shortages that could disrupt the manufacture and sale of our products. Any interruption or delay in the supply of key components could significantly harm our ability to meet scheduled product deliveries to our customers and cause us to lose sales. Interruptions or delays in supply may be caused by a number of factors that are outside of our and our contractor manufacturers’ control.

This discussion should be read in conjunction with our consolidated financial statements and the related notes included therewith.

Critical Accounting Policies and Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, we evaluate our estimates and judgments, including those related to product returns, bad debt, inventories, long-lived asset impairment, impairment of goodwill and trade names, income taxes, warranty costs, hedge accounting, litigation reserves and stock-based compensation.

We base our estimates and judgments on historical experience and on various other factors that we believe to be reasonable under the circumstances. Our estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies require the most significant estimates and judgments.

Product Returns. We accept limited returns and may request that a customer return a product if we feel the customer has an excess of any style that we have identified as being a poor performer for that customer or geographic location. We monitor returns and maintain a provision for estimated returns based upon historical experience and any specific issues identified. While returns have historically been within our expectations and the provisions established, future return rates may differ from those experienced in the past. In the event that our products are performing poorly in the retail market and/or we experience product damages or defects at a rate significantly higher than our historical rate, the resulting returns could have an adverse impact on the operating results for the period or periods in which such returns occur. If our allowance for product returns were to change by 10%, the result would have been a $2.7 million change to net income, net of taxes.

Inventories. Inventories are stated at the lower of average cost, including any applicable duty and freight charges, or market. We account for estimated obsolescence or unmarketable inventory equal to the difference between the average cost of inventory and the estimated market value based upon assumptions about future demand, market conditions and available liquidation channels. If actual future demand or market conditions are less favorable than those projected by management, or if liquidation channels are not readily available, additional inventory valuation reductions may be required. We assess our off-price sales on an ongoing basis and update our estimates accordingly. Revenue from sales of our products that are subject to inventory consignment agreements is recognized when title and risk of loss transfers, delivery has occurred, the price to the buyer is determinable and collectability is reasonably assured. Inventory held at consignment locations is included in our finished goods inventory.

Long-lived Asset Impairment. We test for asset impairment of property, plant and equipment and other long-lived assets whenever events or conditions indicate that the carrying value of an asset might not be recoverable based on expected undiscounted cash flows related to the asset. In evaluating long-lived assets for recoverability, we calculate fair value using our best estimate of future cash flows expected to result from the use of the asset and its eventual disposition. When undiscounted cash flows estimated to be generated through the operations of our Company-owned retail stores are less than the carrying value of the underlying assets, the assets are impaired. If it is determined that assets are impaired, an impairment loss is recognized for the amount the asset’s book value exceeds its fair value. Impairment losses are recorded in selling, general and administrative expenses. Should actual results or market conditions differ from those anticipated, additional losses may be recorded. We recorded impairment losses on long-lived assets of approximately $9.3 million, $5.8 million and $1.2 million in fiscal years 2014, 2013 and 2012, respectively. An increase of 100 basis points to the discount rate used in our impairment testing would have increased impairment expense by $0.3 million. A 10% decrease in future expected cash flows would have increased impairment expense by $0.2 million.

Impairment of Goodwill and Trade Names. We evaluate goodwill for impairment annually as of the end of the fiscal year by comparing the fair value of the reporting unit to its recorded value. Additionally, if events or conditions were to indicate the carrying value of a reporting unit may not be recoverable, we would evaluate goodwill for impairment at that time. We have three reporting units for which we evaluate goodwill for impairment: Americas, Europe and Asia. The fair value of each reporting unit is estimated using market comparable information and discounted cash flows. If the estimated fair value of a reporting unit exceeds its carrying value, no impairment charge is recorded. As of January 3, 2015, the fair value of each of these reporting units exceeded their carrying value by over 200%.

We evaluate trade names by comparing the fair value of the asset to its recorded value annually as of the end of the fiscal year and whenever events or conditions indicate that the carrying value of the trade name may not be recoverable. The fair value of the asset is estimated using discounted cash flow methodologies. The MICHELE trade name represented approximately 22% of our total trade name balances at the end of fiscal years 2014, 2013 and 2012. The SKAGEN trade name represented approximately 77% of our total trade name balance at the end of fiscal years 2014, 2013 and 2012. We performed the required annual impairment test and recorded no impairment charges in fiscal years 2014, 2013 and 2012. As of January 3, 2015, the fair values of the MICHELE and SKAGEN trade names exceeded their carrying values by approximately 86% and 47%, respectively. If we were to increase our discount rate 100 basis points, or if we were to decrease forecasted cash flows by 10%, no additional impairment charges would have resulted from our impairment test. Due to the inherent uncertainties involved in making the estimates and assumptions used in the fair value analysis, actual results may differ which could alter the fair value of the trade names and possibly cause impairment charges to occur in future periods.

Judgments and assumptions are inherent in our estimate of future cash flows used to determine the estimate of the reporting unit’s fair value. The most significant assumptions associated with the fair value calculations include net sales growth rates and discount rates. If the actual future sales results do not meet the assumed growth rates, future impairments of goodwill and trade names may be incurred.

Income Taxes. We record valuation allowances against our deferred tax assets, when necessary, in accordance with ASC 740, Income Taxes (“ASC 740”). Realization of deferred tax assets is dependent on future taxable earnings and is therefore uncertain. At least quarterly, we assess the likelihood that our deferred tax asset balance will be recovered from future taxable income. To the extent we believe that recovery is not likely, we establish a valuation allowance against our deferred tax asset, increasing our income tax expense in the period such determination is made. In addition, we have not recorded U.S. income tax expense for foreign earnings that we have determined to be indefinitely reinvested outside the U.S.

Our continuing practice is to recognize interest and penalties related to income tax matters in income tax expense. We accrue an amount for our estimate of additional income tax liability which we believe we are more likely than not to incur as a result of the ultimate resolution of tax audits (“uncertain tax positions”). We review and update the estimates used in the accrual for uncertain tax positions as more definitive information becomes available from taxing authorities, upon completion of tax audits, upon expiration of statutes of limitation, or upon occurrence of other events. The results of operations and financial position for future periods could be impacted by changes in assumptions or resolutions of tax audits.

Warranty Costs. Our FOSSIL watch products sold in the U.S. are covered by a limited warranty against defects in materials or workmanship for a period of 11 years from the date of purchase. RELIC watch products sold in the U.S. are covered by a comparable 12 year limited warranty, while all other watch brands sold in the U.S. are covered by a comparable two year limited warranty. SKAGEN branded watches are covered by a lifetime warranty against defects due to faulty material or workmanship, subject to normal conditions of use. Generally, all of our watch products sold in Canada, Asia and Europe are covered by a comparable two year limited warranty. We determine our warranty liability using historical warranty repair experience. As changes occur in sales volumes and warranty experience, the warranty accrual is adjusted as necessary. The year-end warranty liability for fiscal years 2014, 2013 and 2012 was $13.5 million, $15.7 million and $13.4 million, respectively.

Hedge Accounting. We operate in foreign countries, which exposes us to market risk associated with foreign currency exchange rate fluctuations. We have entered into certain foreign exchange forward contracts (“forward contracts”) to hedge the risk of foreign currency rate fluctuations. Our main objective is to hedge the variability in forecasted cash flows due to the foreign currency risks primarily associated with certain anticipated inventory purchases. Changes in the fair value of forward contracts designated as cash flow hedges are recorded as a component of accumulated other comprehensive income (cumulative translation adjustment) within stockholders’ equity, and are recognized in other income-net in the period which the intercompany cash payment for inventory is made. To reduce exposure to changes in currency exchange rates adversely affecting our investment in a euro-denominated subsidiary, in fiscal year 2014, we entered into a forward contract designated as a net investment hedge. Changes in the fair value of the net investment hedge were recorded as a component of accumulated other comprehensive income and will be recognized in other income-net when the subsidiary is sold or dissolved. Also, the Company has entered into an interest rate swap agreement to effectively convert a portion of variable rate debt obligations from a floating rate to a fixed rate. Changes in the fair value of the interest rate swap are recorded as a component of accumulated other comprehensive income within stockholders’ equity, and are recognized in interest expense in the period in which the payment is settled. We have elected to apply the hedge accounting rules as required by ASC 815, Derivatives and Hedging, for these hedges.

Stock-Based Compensation. We utilize the Black-Scholes model to determine the fair value of stock options and stock appreciation rights on the date of grant. The model requires us to make assumptions concerning (i) the length of time employees will retain their vested stock options and stock appreciation rights before exercising them (“expected term”), (ii) the volatility of our common stock price over the expected term and (iii) the number of stock options and stock appreciation rights that will be forfeited. Changes in these assumptions can materially affect the estimate of fair value of stock-based compensation and, consequently, the related expense amounts recognized on our consolidated statements of income and comprehensive income. If the fair value of our stock-based compensation were to change by 10%, the result would have been a $1.3 million change to net income, net of taxes.

Results of Operations

Executive Summary

During fiscal year 2014, net sales rose 8% as compared to the prior fiscal year, representing growth across each of our geographic regions with particular strength in Europe and Asia. In addition, fiscal 2014 included an extra week of operations, resulting in a 53-week year as compared to a 52-week year for fiscal 2013. Both of our proprietary lifestyle brands, FOSSIL and SKAGEN, as well as our multi-brand global watch portfolio experienced growth across each region in which we operate. FOSSIL grew 2% during fiscal 2014, led by the continued strength of watches, partially offset by decreases in the jewelry and leather categories. We continue to believe FOSSIL jewelry is an opportunity for growth and after spending this past year repositioning distribution in the U.S., we believe we are well positioned to capitalize on the synergies that FOSSIL jewelry shares with watches. During fiscal 2014, we repositioned our FOSSIL leathers business and saw improved performance in the category, particularly women’s handbags, where we concentrated efforts to add to our design team and bolstered our products to gain broader customer appeal. Our elevated assortment is resonating with customers, particularly in our retail stores where we have the best opportunity to clearly communicate the brand story to the customer and in improved presentations through shop-in-shops within U.S. department stores. SKAGEN grew 13% during fiscal year 2014, with watches and jewelry each posting double-digit gains. Our two new high profile store locations in Frankfurt and New York along with our remodeled stores in London allow us to showcase the full array of SKAGEN’s products in an environment that reflects the differentiated and unique positioning of the brand. Our multi-brand global watch portfolio grew 9% during fiscal year 2014, which included growth across multiple brands, with the strongest gains occurring internationally. Additionally, we advanced our Swiss initiative with the spring launch of EMPORIO ARMANI Swiss Made and with the launch of the TORY BURCH assortment in the last six months of fiscal 2014. Global comparable store sales were 2.0% in our owned retail stores normalized for the 53-week calendar. Positive comparable store sales results in Europe and Asia were partially offset by a very slight decline in the Americas, primarily as a result of traffic declines in the U.S. that were only partially offset by higher conversion rates.

Gross profit increased during fiscal year 2014, while the gross margin rate was relatively consistent with the prior fiscal year. During fiscal 2014, our gross margin rate was favorably impacted by our regional distribution mix given the growth in international markets. However, this benefit was offset by increased promotional activity in our retail channel, primarily in our U.S. outlet stores. Our operating margin contracted during fiscal year 2014 primarily due to planned operating expense deleveraging in the first half of the year as we invested in retail and concession expansion and infrastructure to support growth and global initiatives. These reductions in operating expense leverage were partially offset by increased operating expense leverage in the back half of the year as we managed infrastructure spending tightly and drove leverage in more mature areas of our business, redeploying some of the capacity to invest in growth initiatives and customer facing activities.

During fiscal year 2014, we invested $435 million to repurchase 4.1 million shares of our common stock. Our financial performance combined with our repurchase activity resulted in earnings of $7.10 per diluted share.

Fiscal Year 2014 Compared to Fiscal Year 2013

Consolidated Net Sales. Net sales increased 7.7%, representing sales growth in each of our geographic segments. Global watch sales made the most significant contribution, increasing $223.4 million or 8.9%, in fiscal year 2014. We believe that we continue to gain market share in the watch category given our powerful portfolio of global lifestyle brands, design innovation and our global production and distribution advantages. Our jewelry product category also contributed favorably to the current fiscal year net sales growth, increasing $47.7 million, or 20.8%, as a result of a strong performance in licensed jewelry, partially offset by a decrease in FOSSIL branded products. Our leathers category declined $16.9 million or 3.9% during the year as we anniversaried high clearance volumes in fiscal year 2013.

We believe our diverse global distribution network, our design and marketing capabilities and continued investments in our owned brands to increase brand awareness, drive demand and accelerate growth, will allow us to continue to take market share from local and regional brands. We also believe that investments we have made in certain emerging markets will facilitate higher levels of growth in the Europe and Asia segments in comparison to the larger and more mature Americas segment.

Net sales information by product category is summarized as follows (dollars in millions):

	Fiscal Year
	2014		2013		Growth (Decline)
	Amounts	Percentage of Total	Amounts	Percentage of Total	Dollars	Percentage
Watches	$2,736.5	78.0%	$2,513.1	77.1%	$223.4	8.9%
Leathers	419.4	11.9	436.3	13.4	(16.9)	(3.9)
Jewelry	276.5	7.9	228.8	7.0	47.7	20.8
Other	77.3	2.2	81.8	2.5	(4.5)	(5.5)
Total net sales	$3,509.7	100.0%	$3,260.0	100.0%	$249.7	7.7%

As a multinational enterprise, we are exposed to changes in foreign currency exchange rates. The translation of the operations of our foreign-based entities from their local currencies into U.S. dollars is sensitive to changes in foreign currency exchange rates. In general, our overall financial results are affected positively by a weaker U.S. dollar and are affected negatively by a stronger U.S. dollar as compared to the foreign currencies in which we conduct our business. In fiscal year 2014, the translation of foreign-based net sales into U.S. dollars reduced reported net sales by approximately $17.1 million, including unfavorable impacts of $11.5 million and $8.9 million in our Asia and Americas segments, respectively, partially offset by a favorable impact of $3.3 million in our Europe segment.

The following table sets forth consolidated net sales by segment (dollars in millions):

	Fiscal Year
	2014		2013		Growth (Decline)
	Amounts	Percentage of Total	Amounts	Percentage of Total	Dollars	Percentage

Americas	$1,747.5	49.8%	$1,703.3	52.2%	$44.2	2.6%
Europe	1,195.9	34.1	1,052.5	32.3	143.4	13.6
Asia	566.3	16.1	504.2	15.5	62.1	12.3
Total net sales	$3,509.7	100.0%	$3,260.0	100.0%	$249.7	7.7%

Americas Net Sales. Americas net sales increased $44.2 million or 2.6% ($53.1 million or 3.1% in constant currency), during fiscal year 2014, representing growth in the U.S. and Canada, partially offset by a decline in Latin America. In constant currency, both the jewelry and watch categories contributed favorably to fiscal year 2014, as jewelry sales increased $21.6 million or 30.6% and watches increased $53.1 million or 4.1%. These sales gains were partially offset by sales declines in our leathers products of $15.6 million or 5.4%, as the leather category has proven to be highly competitive and promotional. The department store channel has been challenging due to the continuing promotional retail environment and due to retail partners managing to lower inventory levels. Sales growth in our owned retail stores was partially offset by a slight comparable store sales decrease, primarily driven by the U.S. stores where conversion rates improved but not enough to offset the impact of significant mall traffic declines and promotional activity in our outlet stores.

Europe Net Sales. During fiscal 2014, Europe net sales rose $143.4 million or 13.6% ($140.1 million or 13.3% in constant currency), representing sales gains across nearly all markets in which we operate. In Europe, we continue to benefit from our scale, as we leverage our extensive European infrastructure and distribution to drive growth. Key markets performed well as we have seen positive results from partnering with customers to focus on door productivity and to influence assortments and replenishment. Sales growth was particularly strong in the United Kingdom, Germany and France, while Italy experienced a sales decline during fiscal year 2014 as a result of the challenging market conditions. From a product category perspective, on a constant currency basis, sales growth was led by a $115.1 million or 14.8% increase in our watch category and a $28.1 million or 18.8% increase in jewelry, partially offset by a $3.9 million or 4.0% decrease in leather products. Comparable store sales in our owned retail stores in the European region increased modestly, which also contributed favorably to fiscal year 2014.

Asia Net Sales. In fiscal year 2014, Asia net sales increased $62.1 million or 12.3% ($73.6 million or 14.6% in constant currency). We experienced sales growth across the majority of the markets in the Asia region led by Japan, India, Australia and China, while sales in South Korea decreased as market conditions there remained weak. Our watch category made the greatest contribution, increasing $67.4 million or 15.6% in constant currency. At the end of fiscal year 2014, we operated 334 concession locations in the Asia region, with a net 25 new concessions opened during the last twelve months. For the 2014 fiscal year, Asia concession sales increased as a result of new door growth, as comparable year-over-year concession sales declined. We believe these concessions represent a large opportunity for us because they allow us to control the brand presentation and customer experience at the point of sale and capture the full retail price.

The following table sets forth the number of stores by concept for the fiscal years ended below:

	January 3, 2015				December 28, 2013
	Americas	Europe	Asia	Total	Americas	Europe	Asia	Total
Full price accessory	119	111	59	289	112	113	51	276
Outlets	143	58	42	243	125	46	35	206
Clothing	28	2	0	30	30	2	0	32
Full priced multi-brand	6	3	22	31	6	6	17	29
Total stores	296	174	123	593	273	167	103	543

During fiscal year 2014, we opened 76 new stores and closed 26 stores. During fiscal year 2015, we anticipate opening approximately 44 to 55 additional retail stores and closing approximately 40 stores globally. A store is included in comparable store sales in the thirteenth month of operation. Stores that experience a gross square footage increase of 10% or more due to an expansion and/or relocation are removed from the comparable store sales base, but are included in total sales. These stores are returned to the comparable store sales base in the thirteenth month following the expansion and/or relocation.

Gross Profit. Gross profit of $2.0 billion in fiscal year 2014 increased 7.5% in comparison to $1.9 billion in fiscal year 2013 as a result of increased sales, partially offset by a slight decrease in gross profit margin. Gross profit margin decreased 10 basis points to 57.0% in fiscal year 2014 compared to 57.1% in the prior fiscal year. The gross margin rate decline was primarily driven by the impact of increased promotional activity, primarily in our U.S. outlet stores, as compared to the prior fiscal year. Partially offsetting this decrease was the impact of a favorable regional distribution mix from the growth in international markets.

Selling, General and Administrative Expenses (“SG&A”). Total SG&A expenses increased by $134.5 million, and as a percentage of net sales, increased to 40.9% in fiscal year 2014 compared to 39.9% in fiscal year 2013. The translation of foreign-based expenses in fiscal year 2014 increased SG&A expenses by approximately $0.6 million as a result of the weaker U.S. dollar. SG&A expense increases were primarily attributable to continued investments in our retail store and concession base, infrastructure investments to support growth and global initiatives, marketing expenses, including advertising royalties, and investments in brand building and customer engagement activities, partially offset by the reversal of incentive compensation accruals. In addition, fiscal year 2014 included a $9.3 million non-cash asset impairment charge to write down certain long-lived assets associated with our retail stores as compared to a $5.8 million charge incurred in fiscal year 2013.

Consolidated Operating Income. During fiscal year 2014, operating income increased by $4.9 million, or 0.9%, as compared to the prior fiscal year. As a percentage of net sales, operating income decreased to 16.1% in fiscal year 2014 as compared to 17.2% in fiscal year 2013, primarily as a result of decreased SG&A expense leverage. The decreased leverage in SG&A expenses was largely driven by brand building and marketing activities in our corporate costs area and advertising royalties, rent and facility-related expenses in our commercial businesses. Gross profit margin expansion in Europe was largely offset by decreased gross profit margin in the Americas and Asia segments. The Europe segment benefited from the currency impact of a stronger euro in the purchase of inventory, while the Asia segment was negatively impacted by the currency impact of a weaker Japanese yen and Australian dollar as well as an increased sales mix of lower margin products within the watch category. Gross profit margin in the Americas was negatively impacted by lower margins in our U.S. outlet stores due to effective promotions that drove increased gross profit dollars, but put pressure on the gross margin rate and an increase in sales to off-price partners. Operating income for the 2014 fiscal year included approximately $12.1 million of net currency losses related to the translation of foreign-based sales and expenses into U.S. dollars. Operating income by operating segment is summarized as follows (dollars in millions):

	Fiscal Year		Growth (Decline)		Operating Margin %
	2014	2013	Dollars	Percentage	2014	2013

Americas	$463.2	$472.8	$(9.6)	(2.0)%	26.5%	27.8%
Europe	288.0	238.6	49.4	20.7	24.1	22.7
Asia	116.3	115.8	0.5	0.4	20.5	23.0
Corporate	(301.0)	(265.6)	(35.4)	13.3
Total net sales	$566.5	$561.6	$4.9	0.9%	16.1%	17.2%

Interest Expense. Interest expense increased by $6.4 million in fiscal year 2014 as a result of increased debt levels in comparison to the prior fiscal year.

Other Income—Net. During fiscal year 2014, other income—net decreased by approximately $2.0 million, largely driven by decreased net foreign currency gains resulting from mark-to-market hedging and other transactional activities as compared to fiscal year 2013. Additionally, fiscal year 2014 other income-net included an arbitration judgment gain of $6.0 million related to the purchase price for Skagen Designs, while the fiscal year 2013 other income-net amount included a $6.5 million non-cash, mark-to-market valuation gain related to our assumption of control of Fossil Spain, our Spanish joint venture.

Provision for Income Taxes. Income tax expense for fiscal year 2014 was $171.5 million, resulting in an effective tax rate of 30.7%, compared to 30.9% in fiscal year 2013.

Net Income Attributable to Fossil Group, Inc. Fiscal year 2014 net income attributable to Fossil Group, Inc. was $7.10 per diluted share in comparison to $6.56 per diluted share in the prior fiscal year and included a $0.57 per diluted share benefit as a result of a lower outstanding share count due to common stock repurchases under our ongoing stock repurchase program and net foreign currency losses of $0.17 per diluted share. Net income attributable to Fossil Group, Inc. was relatively flat at $376.7 million for fiscal year 2014 in comparison to $378.2 million in the prior year. Fiscal year 2014 results included a $6.0 million arbitration judgment gain related to the purchase price for Skagen Designs, which benefitted earnings by $0.08 per diluted share, while fiscal year 2013 results included a $6.5 million non-cash, non-operating gain, which benefitted earnings by $0.11 per diluted share, related to our assumption of control of Fossil Spain in connection with our right to acquire in 2015 the remaining 50% of Fossil Spain.

Fiscal Year 2013 Compared to Fiscal Year 2012

Consolidated Net Sales. Net sales increased 14.1%, representing sales growth across each of our geographic segments. Global watch sales made the most significant contribution, increasing $371.6 million or 17.4%, in fiscal year 2013. Our jewelry product category also contributed favorably to fiscal year 2013 net sales growth, increasing $47.2 million, or 26.0%, as our new global assortment resonated well with consumers. Our leather business decreased slightly during the year.

Net sales information by product category is summarized as follows (dollars in millions):

	Fiscal Year
	2013		2012		Growth (Decline)
	Amounts	Percentage of Total	Amounts	Percentage of Total	Dollars	Percentage
Watches	$2,513.1	77.1%	$2,141.5	74.9%	$371.6	17.4%
Leathers	436.3	13.4	440.1	15.4	(3.8)	(0.9)
Jewelry	228.8	7.0	181.6	6.4	47.2	26.0
Other	81.8	2.5	94.3	3.3	(12.5)	(13.3)
Total net sales	$3,260.0	100.0%	$2,857.5	100.0%	$402.5	14.1%

In fiscal year 2013, the translation of foreign-based net sales into U.S. dollars reduced reported net sales by approximately $0.6 million including a favorable impact of $22.7 million in our Europe segment offset by unfavorable impacts of $22.2 million and $1.1 million in our Asia and Americas segments, respectively.

The following table sets forth consolidated net sales by segment (dollars in millions):

	Fiscal Year
	2013		2012		Growth
	Amounts	Percentage of Total	Amounts	Percentage of Total	Dollars	Percentage

Americas	$1,703.3	52.2%	$1,529.2	53.5%	$174.1	11.4%
Europe	1,052.5	32.3	880.0	30.8	172.5	19.6
Asia	504.2	15.5	448.3	15.7	55.9	12.5
Total net sales	$3,260.0	100.0%	$2,857.5	100.0%	$402.5	14.1%

Americas Net Sales. Net sales in the Americas increased $174.1 million or 11.4% during fiscal year 2013, representing growth across the U.S., Canada and Latin America. Watch sales led the growth, increasing $183.5 million or 16.4%, while jewelry sales also contributed favorably, increasing $15.4 million or 27.9%. These sales gains were partially offset by sales volume declines in our leathers products of $9.5 million or 3.2% as a result of decreased sell-through rates at retail. The discontinuation of our footwear line and the transition to a licensing model in our eyewear line also negatively impacted fiscal year 2013 net sales by approximately $6.5 million and $5.4 million, respectively. Additionally, fiscal year 2013 was negatively impacted by approximately $10.0 million as a result of the misalignment of our fiscal calendar with the National Retail Federation (“NRF”) calendar, on which many of our customers operate. The NRF calendar included an extra week in January 2013 as compared to our fiscal calendar. The extra week on our fiscal calendar took place in January 2014 at which time our fiscal calendar re-aligned with the NRF calendar. Comparable store sales in our owned retail stores decreased with weak traffic and a highly promotional environment in the U.S.

Europe Net Sales. Net sales for Europe rose $172.5 million or 19.6% ($149.8 million or 17.0% in constant currency) representing sales gains across multiple geographies within the region. The United Kingdom, Germany, Spain, the Middle East and France delivered the strongest growth, while Italy experienced a sales decline during fiscal 2013 and continued to be our most challenging European market. From a product category perspective, on a constant currency basis, sales growth was led by a $118.4 million or 18.5% increase in our watch category, a $27.2 million or 23.1% increase in jewelry, and a $2.4 million or 2.6% increase in leather products. Comparable store sales in our owned retail stores in the Europe segment increased modestly, which also contributed favorably to fiscal year 2013.

Asia Net Sales. In fiscal year 2013, Asia net sales increased $55.9 million or 12.5% ($78.1 million or 17.4% in constant currency). We experienced sales growth across most markets in the Asia region led by China, Japan and India. Our watch category made the most significant impact, increasing $71.8 million or 19.0% in constant currency. At the end of fiscal year 2013, we operated 309 concession locations in the Asia region with a net 39 new concessions opened during the last twelve months. For the 2013 fiscal year, Asia concession sales increased primarily as a result of new door growth and a modestly positive comp.

Gross Profit. Gross profit of $1.9 billion in fiscal year 2013 increased 15.9% in comparison to $1.6 billion in fiscal year 2012 as a result of increased sales and gross profit margin expansion. Gross profit margin increased 90 basis points to 57.1% in fiscal year 2013 compared to 56.2% in the prior fiscal year. Gross margins benefitted from a greater sales mix of higher margin watch and jewelry products, growth in our international markets, and direct distribution in Latin America, Spain and Portugal as a result of acquisitions during fiscal year 2013. Partially offsetting these increases were the unfavorable impacts of promotional activities to drive traffic and clear prior seasons’ products, especially in U.S. outlet stores.

SG&A. SG&A expenses increased by $182.4 million, and as a percentage of net sales, increased to 39.9% in fiscal year 2013 compared to 39.1% in fiscal year 2012. The translation of foreign-based expenses in fiscal year 2013 decreased SG&A expenses by approximately $0.4 million as a result of the stronger U.S. dollar. SG&A expense increases were primarily attributable to continued investments in our retail store and concession expansion, performance based compensation, infrastructure investments to support growth and global initiatives, enhancements to our marketing programs and the impact of newly acquired businesses. In addition, fiscal year 2013 included a $5.8 million non-cash asset impairment charge to write down certain long-lived assets associated with our retail stores.

Consolidated Operating Income. During fiscal year 2013, operating income increased by $72.8 million, or 14.9%, in comparison to fiscal year 2012. As a percentage of net sales, operating income increased to 17.2% as compared to 17.1% in the prior fiscal year as a result of gross profit margin expansion largely offset by decreased operating expense leverage. Gross margin rate expansion was primarily a result of a favorable shift in sales to higher margin geographic regions and an increase in sales mix to sales of higher margin watch and jewelry products, partially offset by the unfavorable impact of the liquidation of prior seasons’ leather products and outlet promotional activity. Decreased SG&A expense leverage was largely driven by performance based compensation, infrastructure investments to support growth and global initiatives, enhancements to our marketing programs and continued investments in our Asia region. Operating margin was also negatively impacted by a $5.8 million non-cash asset impairment charge to write down certain long-lived assets associated with our retail stores primarily in the Americas.

Operating income for the 2013 fiscal year included approximately $2.3 million of net currency losses related to the translation of foreign-based sales and expenses into U.S. dollars. Operating income by operating segment is summarized as follows (dollars in millions):

	Fiscal Year		Growth (Decline)		Operating Margin %
	2013	2012	Dollars	Percentage	2013	2012

Americas	$472.8	$404.4	$68.4	16.9%	27.8%	26.4%
Europe	238.6	180.9	57.7	31.9	22.7	20.6
Asia	115.8	114.0	1.8	1.6	23.0	25.4
Corporate	(265.6)	(210.5)	(55.1)	26.2
Total net sales	$561.6	$488.8	$72.8	14.9%	17.2%	17.1%

Interest Expense. Interest expense increased by $4.4 million in fiscal year 2013 primarily as a result of increased debt levels.

Other Income—Net. During fiscal year 2013, other income—net changed favorably by approximately $0.9 million. This increase was primarily driven by a $6.5 million non-cash, mark-to-market valuation gain related to our assumption of control of Fossil Spain, our Spanish joint venture that is 50% owned by General De Relojeria, S.A., partially offset by decreased net foreign currency gains resulting from mark-to-market hedging and other transactional activities as compared to fiscal year 2012.

Provision for Income Taxes. Income tax expense for fiscal year 2013 was $173.4 million, resulting in an effective tax rate of 30.9%, compared to 28.0% in fiscal year 2012. Fiscal year 2012 income tax expense was favorably impacted by management’s determination in fiscal 2012 to reinvest undistributed earnings and profits of certain foreign subsidiaries and the recognition of previously unrecognized income tax benefits in connection with the completion of prior year income tax audits during the fiscal year.

Net Income Attributable to Fossil Group, Inc. Fiscal year 2013 net income attributable to Fossil Group, Inc. increased 10.1% to $378.2 million, or $6.56 per diluted share, in comparison to $343.4 million, or $5.59 per diluted share, in the prior fiscal year. Fiscal year 2013 results included a $6.5 million non-cash, non-operating gain, which benefitted earnings by $0.11 per diluted share, related to our assumption of control of Fossil Spain in connection with our right to acquire in 2015 the remaining 50% of Fossil Spain. Additionally, net income attributable to Fossil Group, Inc. for fiscal year 2013 included a $0.40 per diluted share benefit as a result of a 6.1% lower outstanding share count due to common stock repurchases under our ongoing stock repurchase program and net foreign currency losses of $0.08 per diluted share.

Liquidity and Capital Resources

Historically, our business operations have not required substantial cash during the first several months of our fiscal year. Generally, starting in the third quarter, our cash needs begin to increase, typically reaching a peak in the September-November time frame as we increase inventory levels in advance of the holiday season. Our quarterly cash requirements are also impacted by the number of new stores we open, other capital expenditures and the amount of any discretionary stock repurchases we make. Our cash and cash equivalents balance at the end of fiscal year 2014 was $276.3 million, including $262.4 million held by foreign subsidiaries outside the U.S., in comparison to $320.5 million at the end of fiscal year 2013.

Net cash provided by operating activities of $387.9 million in fiscal year 2014 was more than offset by the aggregate amount of cash used in investing and financing activities of $103.2 million and $325.2 million, respectively, resulting in a $44.2 million decrease in cash and cash equivalents since the end of fiscal year 2013. During fiscal year 2014, net cash provided by operating activities consisted primarily of net income of $386.6 million, non-cash activities of $131.1 million and an unfavorable increase in net operating assets and liabilities of $129.9 million. During fiscal year 2014, net cash used in investing activities was primarily driven by $94.8 million related to capital expenditures. During fiscal year 2014, net cash used in financing activities was principally comprised of $437.9 million of common stock acquisitions, partially offset by $122.3 million of net borrowings on notes payable. Net borrowings primarily consisted of draws and repayments made under our $1.1 billion revolving line of credit and term loan.

Accounts receivable decreased by 5.3% to $430.5 million during fiscal year 2014 compared to $454.8 million at the end of the prior fiscal year, due to the timing of sales and shipments as well as the translation of foreign-based balances as a result of the stronger U.S. dollar. Average days sales outstanding for our wholesale business for fiscal year 2014 was 52 days compared to 49 days in the prior fiscal year.

Inventory at the end of fiscal year 2014 was $597.3 million, representing an increase of 4.7% from the prior fiscal year inventory balance of $570.7 million. Due to our effort to manage inventory levels and the impact of foreign currency fluctuations, our inventory growth was slightly below our sales growth.

On November 10, 2014, the Company’s board of directors authorized a new $1.0 billion share repurchase program with an expiration date of December 2018.

The following table reflects our common stock repurchase activity for the periods indicated (in millions):

			For the 2014 Fiscal Year		For the 2013 Fiscal Year
Fiscal Year Authorized	Dollar Value Authorized	Termination Date	Number of Shares Repurchased	Dollar Value Repurchased	Number of Shares Repurchased	Dollar Value Repurchased
2014	$1,000.0	December 2018	0.0	$0.0	0.0	$0.0
2012	$1,000.0	December 2016	4.1	$435.0	4.9	$536.3
2010	$30.0	None	0.0	$0.0	0.0	$0.0
2010	$750.0	December 2013(1)	0.0	$0.0	0.4	$38.6

(1)                  In the first quarter of fiscal year 2013, the Company completed this repurchase plan.

We effectively retired 4.1 million shares of repurchased common stock under our repurchase programs during fiscal 2014. We account for the retirements by allocating the repurchase price, which is based upon the equity contribution associated with historical issuances, to common stock, additional paid-in capital and retained earnings. The effective retirement of common stock repurchased during fiscal year 2014 decreased common stock by $41,000, additional paid-in capital by $3.2 million, retained earnings by $431.7 million and treasury stock by $435.0 million. The effective retirement of common stock repurchased during the 2013 fiscal year decreased common stock by $53,000, additional paid-in capital by $7.6 million, retained earnings by $567.2 million and treasury stock by $574.8 million. At December 28, 2013 and January 3, 2015, all treasury stock had been effectively retired. As of January 3, 2015, we had $1.1 billion of repurchase authorizations remaining under our repurchase programs.

At the end of the fiscal year 2014, we had working capital of $1.0 billion compared to working capital of $987.6 million at the end of the prior fiscal year. Additionally, we had approximately $16.6 million of outstanding short-term borrowings and $613.7 million in long-term debt.

On May 17, 2013, we entered into a five year Credit Agreement (the “Credit Agreement”) which provided for revolving credit loans in the amount of $750 million (the “Revolver”), a swingline subfacility up to $20 million, an up to $10 million subfacility for letters of credit and a term loan in the amount of $250 million (the “Term Loan”). On May 23, 2014, we entered into a First Amendment (the “Amendment”) to the Credit Agreement. The Amendment increased the credit limit on the

Revolver by $300 million to $1,050 million. Amounts outstanding under the Revolver and Term Loan bear interest at our option of (i) the base rate (defined as the higher of (a) the prime rate publicly announced by Wells Fargo (3.25% at fiscal year-end 2014), (b) the federal funds rate plus 0.5% and (c) the London Interbank Offer Rate (“LIBOR”) (0.16% at fiscal year-end 2014) for an interest period of one month plus 1.00%) plus the base rate applicable margin (which varies based upon our consolidated leverage ratio (the “Ratio”) from 0.25% if the Ratio is less than 1.00 to 1.00, to 1.00% if the Ratio is greater than or equal to 2.00 to 1.00) or (ii) the LIBOR rate (defined as the quotient obtained by dividing (a) LIBOR by (b) 1.00 minus the Eurodollar reserve percentage) plus the LIBOR rate applicable margin (which varies based upon the Ratio from 1.25% if the Ratio is less than 1.00 to 1.00 to 2.00% if the Ratio is greater than or equal to 2.00 to 1.00). Amounts outstanding under the swingline subfacility under the Credit Agreement or upon any drawing under a letter of credit bear interest at the base rate plus the base rate applicable margin. Interest based upon the base rate is payable quarterly in arrears. Interest based upon the LIBOR rate is payable either monthly or quarterly in arrears, depending on the interest period selected by us. The Revolver also contains a commitment fee, determined based upon the Ratio, which varies from 0.20%, if the Ratio is less than 1.00 to 1.00, to 0.35%, if the Ratio is greater than or equal to 2.00 to 1.00.

The Credit Agreement is guaranteed by all of our direct and indirect material domestic subsidiaries and secured by 65% of the total outstanding voting capital stock and 100% of the non-voting capital stock of Fossil Europe B.V., Fossil (East) Limited and Swiss Technology Holding GmbH, certain of our foreign subsidiaries, pursuant to a pledge agreement.

Financial covenants in the Credit Agreement require us to maintain (i) a consolidated total leverage ratio no greater than 2.50 to 1.00, (ii) a consolidated interest coverage ratio no less than 3.50 to 1.00 and (iii) maximum capital expenditures not in excess of (x) $200.0 million during each of fiscal years 2014 and 2015 and (y) $250.0 million during each fiscal year thereafter, subject to certain adjustments.

During fiscal year 2014, we repaid $15.6 million on the Term Loan and had no additional borrowings. The average interest rate during fiscal year 2014 for borrowings under the Term Loan including the impact of the interest rate swap was 2.5%. During fiscal year 2014, we borrowed $961.0 million under the Revolver at an average rate of 1.4% and repaid $822.0 million. As of January 3, 2015, we had $231.3 million and $389.0 million outstanding under the Term Loan and the Revolver, respectively. In addition, we had $0.9 million of outstanding standby letters of credit at January 3, 2015. Amounts available under the Revolver are reduced by any amounts outstanding under standby letters of credit. As of January 3, 2015, we had $660.1 million available for borrowing under the Revolver. Borrowings under the Revolver were mainly used to fund common stock repurchases and normal operating expenses.

At January 3, 2015, we were in compliance with debt covenants related to all of our credit facilities.

As of January 3, 2015, we do not consider $484.0 million of undistributed earnings of our foreign subsidiaries to be indefinitely reinvested. As such, we have accrued taxes on these amounts net of applicable foreign tax credits. We have not provided for U.S. federal and state income taxes on the remaining $800.6 million of undistributed earnings of our foreign subsidiaries because we consider such earnings to be indefinitely reinvested outside the U.S. The determination of the amount of incremental tax that would be due in the event these earnings are repatriated in the future is not practicable. However, our intent is to keep these funds indefinitely reinvested outside of the U.S., and our current plans do not indicate a need to repatriate them to fund our U.S. operations.

For the fiscal year ending January 2, 2016, we expect total capital expenditures to be in a range of $110 million to $120 million. These capital expenditures will be primarily related to global concession and retail store expansion and renovation as well as investment in technological infrastructure and strategic investments. We believe that cash flows from operations combined with existing cash on hand and amounts available under the Revolver will be sufficient to fund our working capital needs, common stock repurchases and planned capital expenditures for the next twelve months.

Contractual Obligations

The following table identifies our contractual obligations as of January 3, 2015 (in thousands):

	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
Debt obligations(1)	$623,556	$15,725	$40,825	$564,200	$2,806
Interest payments on debt(2)	36,692	11,443	21,350	3,786	113
Minimum royalty payments(3)	509,252	226,363	197,515	85,374	—
Capital lease obligations	7,218	1,039	2,024	1,967	2,188
Operating lease obligations	919,913	158,692	256,278	188,834	316,109
Purchase obligations(4)	310,360	297,203	13,157	—	—
Uncertain tax positions(5)	5,288	5,288	—	—	—
Total contractual obligations(6)	$2,412,279	$715,753	$531,149	$844,161	$321,216

(1)                  Consists of borrowings in the U.S. and Switzerland, excluding contractual interest payments.

(2)                  Consists of interest payments related to debt and capital lease obligations.

(3)                  Consists primarily of minimum royalty commitments under exclusive licenses to manufacture watches and jewelry under trademarks not owned by us. However these minimum royalty commitments do not include amounts owed pursuant to various license and design service agreements under which we are obligated to pay the licensors a percentage of our net sales of these licensed products.

(4)                  Consists primarily of outstanding letters of credit, which represent inventory purchase commitments that typically mature in one to eight months and open non-cancelable purchase orders.

(5)                  Management has only included its current ASC 740 liability in the table above. Long-term amounts of $14.8 million have been excluded because the payment timing cannot be reasonably estimated.

(6)                  Pension obligations of $14.0 million have been excluded because the payment timing cannot be reasonably estimated.

Off Balance Sheet Arrangements

There are no off balance sheet arrangements other than those disclosed in commitments and contingencies.

Selected Quarterly Consolidated Financial Data

The table below sets forth selected quarterly consolidated financial information. The information is derived from our unaudited consolidated financial statements and includes, in the opinion of management, all normal and recurring adjustments that management considers necessary for a fair statement of results for such periods. The operating results for any quarter are not necessarily indicative of results for any future period. Certain line items presented in the tables below, when aggregated, may not agree with the corresponding line items on our consolidated statements of income and comprehensive income for fiscal years 2014 and 2013 due to rounding (in thousands, except percentage and per share data).

Fiscal Year 2014	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr
Net sales	$776,544	$773,820	$894,482	$1,064,845
Gross profit	443,220	444,602	509,038	604,312
Net income	69,161	54,899	106,404	156,146
Net income attributable to noncontrolling interest	2,818	2,382	2,683	2,021
Net income attributable to Fossil Group, Inc	$66,343	$52,517	$103,721	$154,125
Earnings per share:
Basic	$1.23	$0.98	$1.97	$3.01
Diluted	$1.22	$0.98	$1.96	$3.00
Gross profit as a percentage of net sales	57.1%	57.5%	56.9%	56.8%

Fiscal Year 2013	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr
Net sales	$680,899	$706,249	$810,396	$1,062,427
Gross profit	378,471	408,901	464,969	609,345
Net income	73,980	70,409	92,374	151,284
Net income attributable to noncontrolling interest	1,794	2,696	2,640	2,766
Net income attributable to Fossil Group, Inc	$72,186	$67,713	$89,734	$148,518
Earnings per share:
Basic	$1.22	$1.16	$1.59	$2.69
Diluted	$1.21	$1.15	$1.58	$2.68
Gross profit as a percentage of net sales	55.6%	57.9%	57.4%	57.4%

While the majority of our products are not seasonal in nature, a significant portion of our net sales and operating income is generally derived in the second half of the fiscal year. Our third and fourth quarters, which include the “back to school” and Christmas seasons, have historically generated a significant portion of our annual operating income. The amount of net sales and operating income generated during the first quarter is affected by the levels of inventory held by retailers at the end of the Christmas season, as well as general economic conditions and other factors beyond our control. In general, lower levels of inventory held by retailers at the end of the Christmas season may have a positive impact on our net sales and operating income in the first quarter of the following fiscal year as a result of higher levels of restocking orders placed by retailers.

As we expand our retail store base and e-commerce businesses, sales from the direct to consumer distribution channel may increase as a percentage of the total sales mix. Based upon the historical seasonality of direct to consumer sales, we believe this expansion could result in higher levels of profitability in the fourth quarter and lower levels of profitability in the first and second quarters when, due to seasonality, it is more difficult to leverage four wall operating costs and back office expenses against a lower level of sales productivity. In addition, new product launches would generally augment the sales and operating expense levels in the quarter the product launch takes place. The results of operations for a particular quarter may also vary due to a number of factors, including retail, economic and monetary conditions, timing of orders or holidays and the mix of products sold by us.